Exhibit 99.1

QuinStreet Announces Preliminary Third Quarter Fiscal 2018 Financial Results

Responds To Recent Short Seller Report and Stock Activity

FOSTER CITY, Calif., April 11, 2018 – QuinStreet, Inc. (Nasdaq: QNST), a leader in performance marketing products and technologies, today announced preliminary financial results for the third quarter of fiscal 2018.

For the third quarter of fiscal 2018, the Company expects to report revenue of over $115 million, representing growth of more than 45% year-over-year. Adjusted EBITDA is expected to be greater than 8%. There were no acquisitions in the quarter.

Further details and final results will be released in the Company’s normally scheduled quarterly earnings call, on May 1. Guidance on FYQ4 and full FY2018 will also be covered on that call. The Company expects positive business momentum to continue. Dial-in details are discussed below.

“Our strong and improving financial performance continues to be driven by good results for our clients and media partners, and by our significant competitive advantages,” commented Doug Valenti, CEO of QuinStreet.

“We have reviewed the negative report published about QuinStreet by Kerrisdale Capital Management and feel compelled to respond given its invalid claims and conclusions, and its negative impact on our stock price. QuinStreet management has never been contacted by Kerrisdale. We are disappointed they would make such sweeping claims without contacting us. Kerrisdale claims are inaccurate, out-of-context and exaggerated, and their conclusions about our prospects are demonstrably wrong.

“QuinStreet’s business model and relationships with clients are based on the performance of our marketing and media programs for them. That means both consumers and our clients must be satisfied for us to sustain our business, let alone grow revenue. We believe that our financial results are evidence of the continuing success of our model and results in media and with clients,” concluded Valenti.

Conference Call Tuesday, May 1, 2018 at 2:00 P.M. PT

The Company will host a conference call and corresponding live webcast at 2:00 P.M. PT on Tuesday May 1, 2018. To access the conference call, dial +1 (800) 229.9838 with confirmation code 5951589. The webcast will be available live on the investor relations section of the Company’s website at http://investor.quinstreet.com and via replay beginning approximately two hours after the completion of the call by registering online at https://event.mymeetingroom.com.

About QuinStreet

QuinStreet, Inc. (Nasdaq: QNST) is one of the largest Internet performance marketing and media companies in the world. QuinStreet is committed to providing consumers and businesses with the information they need to research, find and select the products, services and brands that meet their needs. For more information, please visit www.QuinStreet.com.

Investor Contact

Erica Abrams

(415) 297-5864

eabrams@quinstreet.com